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                                                                   Exhibit 99.1


[CD&L LOGO]


Contacts: Russell Reardon, CFO
          CD&L, Inc.
          (201) 487-7740


FOR IMMEDIATE RELEASE


       Management Led Investor Group Leads Financial Restructuring at CD&L
                    * CD&L Management Invests $4.0 Million *

         SOUTH HACKENSACK, N.J., April 16, 2004 - CD&L, Inc. (Amex:CDV), one of the nation's leading providers of customized, time-critical delivery services, announced today the Company has completed the restructuring of the Company's $11 million Senior Subordinated Note which was due to mature in January 2006. As a result of a company management led investor group which provided a $4.0 million cash infusion, the Senior Subordinated Note holders agreed to convert a portion of the Company's subordinated debt into Convertible Preferred Stock and to amend and modify the terms of the remaining subordinated debt.

         The Company's Chairman and CEO, Al Van Ness, said "we are very proud that our Senior Managers, in concert with some of its Board members, our five Regional Vice Presidents, our Business Development Manager and certain outsiders have invested $4.0 million in CD&L's future."

         As reported in the Company's 10-K filed on Wednesday, April 14, 2004, the debt restructuring consists of the exchange of $4.0 million of senior subordinated notes for shares of Convertible Redeemable Preferred Stock and the extinguishment of $3.0 million of the senior subordinated debt. In addition, the Company's revolver debt was paid down by $1.0 million. Also, a modified and amended loan agreement totaling $8.0 million was executed between the investor group, the current senior subordinated note holder and CD&L. The loan agreement features no principal payments until an $8.0 million balloon payment on April 14, 2011, interest payable at a rate of 9.0% for the first and second years of the term, followed by an increase in the rate to 10.5% for the third and fourth years and a subsequent rate of 12.0% until maturity, with two series of convertible notes, identical except for their conversion price, with limited financial covenants.



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         Russ Reardon, the Company's CFO reports "this investment immediately reduces the Company's revolver by $1.0 million and eliminates the principal payments that total $2.0 million that were due on the senior subordinated debt in 2004 and 2005. Additionally, the scheduled $9.0 million (now $8.0 million) balloon payment was moved from January 2006 to April 2011 and the Company's interest expense is reduced by approximately $500,000 per annum for the next two years."

         CD&L, Inc. operates 67 facilities in 21 states providing last mile delivery solutions to various industries. The Company has over 1,400 employees and utilizes approximately 2,450 independent contractors to provide time-sensitive delivery services to thousands of customers across the country.


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